Exhibit 10.12



Main Street Trust, Inc.
Summary of Director Compensation


Current compensation for directors of Main Street is set forth below. Directors of Main Street who are also employees are not separately compensated for service on the Boards or committees.

Non-employee directors of Main Street are granted options to purchase 5,000 shares of common stock for serving on the Board of Directors of Main Street. These options vest ratably over a one year period. In addition, non-employee directors receive the following cash compensation:

  Attendance fee for each bank board meeting attended                     $  500

  Annual attendance fee for service on the FirsTech Board                 $1,250
  Annual attendance fee for service on the Audit Committee                $1,000
  Annual attendance fee for service on Compensation and
    Nominating Committees combined                                        $  500
  Annual attendance fee for service on Senior Loan Committee              $5,000
  Annual attendance fee for service on the Trust Administration
    Committee                                                             $1,250



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